Exhibit 99.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

DOCUMENT SCIENCES CORPORATION

and

THE INDIVIDUALS SET FORTH HEREIN

DATED AS OF JUNE 27, 2004

EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Confidentiality Agreement

Exhibit C	Form of Non-Competition Agreement

Exhibit D-1	Form of Employment Agreement of Tao Ye

Exhibit D-2	Form of Employment Agreement of Nasser Barghouti

Exhibit D-3	Form of Employment Agreement of J. Douglas Winter

Exhibit E	Form of Stockholder Agreement

Exhibit F	Form of Opinion of Harold S. Small, Counsel to the Company

Disclosure Schedule

Section 2.1	Ownership of the Shares
Section 2.5(a)	Capitalization
Section 2.5(b)	Company Options
Section 2.7(a)	Material Contracts
Section 2.8(a)	Financial Statements
Section 2.10(b)	The Company’s and the Subsidiary’s Permits
Section 2.10(c)	The Company’s and the Subsidiary’s Litigation
Section 2.11(h)	Material Adverse Changes
Section 2.12(a)	Tax Returns
Section 2.12(h)	Foreign Tax Jurisdictions
Section 2.14(a)	Labor Controversies
Section 2.14(b)(i)	Employees
Section 2.14(b)(ii)	Independent Contractors
Section 2.18	Real Property
Section 2.19(a)	Intellectual Property
Section 2.21(a)	Insurance
Section 2.23	Banking Facilities

i

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of June 27, 2004, by and among Document Sciences Corporation, a Delaware corporation (the “Purchaser”), and the individuals listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”). Each capitalized term used herein shall have the meaning ascribed to it the first time such term is used or where otherwise indicated. Other capitalized terms used herein and not so defined are defined in Article VIII of this Agreement.

RECITALS

WHEREAS, at the Closing (as defined in Section 1.4(a)), each of the Sellers will own the number of shares of common stock, par value $0.10 per share (each, a “Share” and collectively, the “Shares”), of Objectiva Software Solutions, Inc., a Delaware company (the “Company”), as set forth on the signature pages hereto below such Seller’s name; and

WHEREAS, the Purchaser desires to purchase and acquire the Shares held by each Seller and each Seller desires to sell and transfer such Shares to the Purchaser, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

ARTICLE I

THE STOCK PURCHASE

1.1 Sale and Delivery. At the Closing (as defined in Section 1.4(a)), on the terms and subject to the conditions set forth herein, each Seller shall sell and deliver to the Purchaser such Seller’s Shares, free and clear of all Liens, and the Purchaser shall purchase and accept such Shares from such Seller.

1.2 Purchase Price.

(a) At the Closing, the Purchaser shall:

(i) pay an aggregate of $392,844.00 (the “Cash Payment”) to the Sellers, with the specific amount to be paid to each Seller as set forth on the signature pages hereto under each Seller’s name (such Seller’s “Pro Rata Cash”), by wire transfer of immediately available funds;

(ii) issue an aggregate of 543,339 shares of common stock of the Purchaser (the “Purchaser Common Stock”), (representing 629,793 shares of Purchaser Common Stock (the “Stock Payment” and, together with the Cash Payment, the “Purchase Price”), less 86,454 shares of Purchaser Common Stock (the “Escrowed

Shares”)) to the Sellers as set forth on the signature pages hereto under each Seller’s name (such Seller’s “Pro Rata Stock”); and

(iii) issue and deliver the Escrowed Shares to Depository Agent (as defined in Section 1.3), to be held and distributed in accordance with the terms and conditions of the Escrow Agreement (as defined in Section 1.3).

(b) At the Closing, each Seller’s Pro Rata Cash shall be delivered to such Seller by wire transfer. Each Seller shall designate in writing to the Purchaser at least three (3) days prior to the Closing Date (as defined in Section 1.4(a)) the account to which such wire transfer payment shall be made. No interest will be paid or accrued on such Pro Rata Cash.

(c) Notwithstanding the foregoing and anything to the contrary in this Agreement, if between the date of this Agreement and the Closing, the outstanding shares of Purchaser Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Purchase Price paid to each Seller shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The number of shares of the Purchaser Common Stock and Escrowed Shares as stated above shall be adjusted to take into account the foregoing.

1.3 Escrowed Shares. Upon surrender of certificates representing each Share held by Tao Ye, Nasser Barghouti and J. Douglas Winter (collectively, the “Founders”), as security for each Founder’s performance of their respective obligations set forth in Section 4.10 and Article V of this Agreement, each Founder hereby directs and authorizes the Purchaser to deposit in escrow with U.S. Stock Transfer Corporation, as depository agent (“Depository Agent”) certificates representing the Escrowed Shares from the Stock Payment that would otherwise be issuable by the Purchaser to the Founders pursuant to this Agreement. The Escrowed Shares shall be accompanied by assignment powers in blank, to be held and distributed in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (“Escrow Agreement”). Notwithstanding such arrangement, the Founders shall retain all voting rights and all rights to dividends and other distributions with respect to the Escrowed Shares.

1.4 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614 at 10:00 a.m. (local time) on a date and time to be specified by the parties which shall be no later than the third (3rd) Business Day after satisfaction of the latest to occur of the conditions set forth in Article VI, or such other date and time as may be mutually agreed upon by the parties (the “Closing Date”). All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

(b) At the Closing:

(i) each Seller shall deliver, or cause to be delivered, to the Purchaser, against payment by the Purchaser to each Seller of such Seller’s Pro Rata Cash and Pro Rata Stock:

(A) the stock certificate or certificates representing such Seller’s Shares, duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate, and any other documentation reasonably requested by the Purchaser to transfer such Shares in the stock records of the Company, transferring to the Purchaser full and exclusive ownership of such Shares, free and clear of all Liens; and

(B) all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by each Seller pursuant hereto.

(ii) the Purchaser shall deliver, or cause to be delivered, to each Seller, against delivery of the certificate or certificates representing such Seller’s Shares, properly endorsed for transfer or accompanied by proper assignments:

(A) such Seller’s Pro Rata Cash;

(B) a stock certificate issued in the name of such Seller representing such Seller’s Pro Rata Stock; and

(C) all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by the Purchaser pursuant hereto.

(iii) the Purchaser shall deliver, or cause to be delivered, to the Depository Agent, against delivery of the certificate or certificates representing the Shares held by the Founders, properly endorsed for transfer or accompanied by proper assignment, a stock certificate or certificates representing the Escrowed Shares, to be held and distributed in accordance with the terms and conditions of the Escrow Agreement.

1.5 Stock Options. The Sellers shall cause the Company to, prior to the Closing Date, (i) repurchase for fair value in cash all outstanding options or other rights to purchase Shares issued pursuant to the Company Plan (the “Plan Options”) and terminate and cancel each such Plan Option and (ii) waive or accelerate any vesting provisions on all outstanding options or other rights to purchase Shares that were not issued pursuant to the Company Plan (the “Non-Plan Options”) and convert each such Non-Plan Option into Shares under the terms of such Non-Plan Option. In addition to and after the consummation of the transactions described in the immediately preceding sentence, prior to the Closing Date, the Company shall take all action necessary to terminate all then outstanding and unexercised options or other rights to purchase Shares as well as the Company Plan and all other plans or agreements pursuant to which any such option or other right may be issued.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to the Purchaser at or prior to the execution hereof that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Disclosure Schedule”), each of the Sellers represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

2.1 Ownership of the Shares. As of the Closing Date, each Seller is the sole record and beneficial owner of the number of Shares set forth next to such Seller’s name in Section 2.1 of the Disclosure Schedule, free and clear of all Liens. Such Shares are duly registered in the name of such Seller on the stock register records of the Company. Upon delivery to the Purchaser at the Closing of the certificates representing such Shares, the Purchaser will own such Shares, free and clear of all Liens, and will receive good and marketable title to such Shares. Except for the Stockholder Agreement, dated as of March 22, 2002, by and among the Company and its stockholders (the “Company Stockholder Agreement”), and pursuant to the terms thereof, such Shares are not subject to any voting trust or stockholder agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

2.2 Existence; Good Standing; Corporate Authority; Authorization and Validity.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated herein (collectively, the “Transaction Documents”) to be executed and delivered by it. The consummation by the Company of the transactions contemplated herein and therein has been duly authorized by all requisite corporate action on the part of the Company, or such authorization shall be given prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes, and the Transaction Documents to be executed by the Company (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law.

(c) Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed and delivered by such Seller and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and the

Transaction Documents to be executed by each Seller (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of each of the Sellers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law.

2.3 Business and Financial Experience; Investment Purpose.

(a) Each Seller, by reason of his business or financial experience, has the capacity to protect his own interests in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(b) Each Seller will acquire the Purchaser Common Stock for his own account and not with a view to a sale or distribution thereof in violation of any securities laws.

(c) Each Seller has the present intention of holding the Purchaser Common Stock for investment purposes.

(d) Each Seller acknowledges and agrees:

(i) that the offer and sale of the Purchaser Common Stock has not been registered under applicable securities laws, the Purchaser Common Stock will be subject to restrictions on transfer under such securities laws and such Seller will not sell or distribute any of the Purchaser Common Stock in violation of any securities laws; and

(ii) that he will be contractually prohibited by the terms of the Stockholder Agreement (as defined in Section 4.8(c)) from transferring any of the Purchaser Common Stock to be acquired pursuant to this Agreement (subject to the removal of restrictions on transfer as stated in the Stockholder Agreement);

2.4 Access to Information.

(a) Each Seller acknowledges and agrees that:

(i) during the course of the negotiation of this Agreement, the respective Seller reviewed or has been afforded the opportunity to review all information provided to it by the Purchaser and its representatives, and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of the Purchaser concerning the Purchaser and the Purchaser Common Stock, and to obtain additional information reasonably requested by such Seller;

(ii) he has relied solely on the representations of the Purchaser made in Article III of this Agreement and the Transaction Documents and not on any other representations made by or on behalf of the Purchaser; and

(iii) either personally or with his or her purchaser representative (as defined in Rule 501(h) promulgated under the Securities Act) such Seller has expertise in evaluating and investing in private placement transactions of securities of companies similar to the Purchaser and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment in the Purchaser Common Stock.

(b) The foregoing shall not be deemed to affect the representations and warranties and indemnities made by the Purchaser hereunder. Notwithstanding any “due diligence” investigations made by the Sellers, no information shall be deemed to have been disclosed for purposes of the representations and warranties made in Article III by the Purchaser.

2.5 Capitalization.

(a) Section 2.5(a) of the Disclosure Schedule sets forth the capitalization of the Company as of the date of this Agreement. As of the Closing Date, the authorized Capital Stock of the Company will consist of 10,000,000 Shares, of which 5,681,202 Shares will be issued and outstanding. Except for such Shares, there are no other outstanding Shares or other Capital Stock of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and none of such Shares has been issued in violation of or is subject to any option, call, right of first refusal, preemptive, subscription or similar right. The outstanding Shares have been issued in compliance with all applicable securities laws. A true and complete list of the holders of all Capital Stock of the Company as of the Closing Date, including the number of securities owned by each beneficial owner and holder of record, is set forth in Section 2.5(a) of the Disclosure Schedule.

(b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, there are no, and there have never been any, options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights, commitments or other Contracts which obligate the Company to issue or transfer or sell any Capital Stock of the Company or any securities exercisable or exchangeable for, or convertible into, such Capital Stock. Section 2.5(b) of the Disclosure Schedule accurately sets forth, with respect to each stock option to purchase Shares:

(i) the name of the record and beneficial holder of such stock option and the total number of Shares that are subject to such stock option;

(ii) the date on which such stock option was issued and the term of such stock option; and

(iii) the exercise price per Share underlying each such stock option.

The Company has delivered, or will deliver prior to the Closing Date, to the Purchaser accurate and complete copies of the Contract pursuant to which each such stock option is outstanding.

2.6 Subsidiary and Other Interests.

(a) The Company’s only subsidiary is Objectiva Software Solutions China, Inc., a limited liability company organized under the laws of the People’s Republic of China (the “Subsidiary”). The Subsidiary is a wholly-owned subsidiary of the Company, duly formed under the laws of the People’s Republic of China. The Subsidiary’s authorized Capital Stock consists of registered capital in the amount of $1,000,000, all of which has been fully paid up. The Company owns directly all of the outstanding Capital Stock of the Subsidiary, and such interests are held free and clear of all Liens. Except for the Subsidiary, the Company does not hold and has never held directly or indirectly any Capital Stock of any other entity.

(b) The Subsidiary is a corporation duly incorporated validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Subsidiary is duly licensed to do business under the laws of the People’s Republic of China, which is the only jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such licensing or other qualification to do business necessary. The Subsidiary has all requisite power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The copies of the articles of incorporation and by-laws or other governing documents of the Subsidiary, and any translations thereof into English (if in a language other than English), previously delivered to or made available to the Purchaser are true, correct and complete.

(c) All of the outstanding Capital Stock of the Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or is subject to any option, call, right of first refusal, preemptive, subscription or similar right. The outstanding Capital Stock of the Subsidiary has been issued in compliance with all applicable securities laws.

(d) There are no, and there have never been any, options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other Contracts which obligate the Subsidiary to issue or transfer or sell any Capital Stock of the Subsidiary or any securities exercisable or exchangeable for, or convertible into, such Capital Stock.

(e) The Subsidiary does not have, and the Subsidiary has never had, any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with its shareholders or members on any matter and there are no, and have never been any, equity equivalent interests in the ownership or earnings of the Subsidiary. There are no obligations, contingent or otherwise, of the Subsidiary to repurchase, redeem or otherwise acquire any of the Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(f) The Subsidiary is not in default or breach (and no event has occurred which with notice or lapse of time or both, would constitute a breach or default) of any terms or provision of its articles of incorporation or by-laws (or other similar organizational documents).

2.7 Material Contracts; No Violation.

(a) Except as set forth in Section 2.7(a) of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to nor are any of their respective assets or businesses bound by any:

(i) agreement that provides for either the Company or the Subsidiary to pay or receive more than $20,000.00 in the aggregate;

(ii) Contract with any Governmental Entity;

(iii) Contract not entered into in the ordinary course of business;

(iv) employment Contract or employee collective bargaining agreement or other Contract with any labor union (including any severance pay or change in control agreement);

(v) covenant not to compete or other Contract restricting the conduct of business of the Company or the Subsidiary;

(vi) Contract with any of its shareholders or any Affiliate of any such shareholder or the Company, the Subsidiary or any current or former shareholder, employee, officer or director thereof or any immediate family member of any of the foregoing;

(vii) license, option or other Contract relating in whole or in part to the Intellectual Property (as defined in Section 2.19(a)) set forth in Section 2.19(a) of the Disclosure Schedule;

(viii) Contract under which the Company or the Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Debt or reimbursement obligation to, any Person or any other note, bond, debenture or other evidence of Debt issued to any Person;

(ix) Contract (including so-called take-or-pay or keep-well agreements) under which (A) any Person has directly or indirectly guaranteed Debt or other obligations of the Company or the Subsidiary, or (B) the Company or the Subsidiary has directly or indirectly guaranteed or directly or indirectly assumed Debt or other obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x) Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or the Subsidiary or any of their respective Affiliates or any predecessor of such Persons;

(xi) power of attorney (other than powers of attorney entered into in the ordinary course of business);

(xii) tax sharing or tax allocation agreement;

(xiii) joint venture or partnership agreement or similar Contract; or

(xiv) any other Contract that is material to the Company and the Subsidiary, taken as a whole, not otherwise listed in Section 2.7(a) of the Disclosure Schedule.

(b) (i) All Contracts listed in Section 2.7(a) to the Disclosure Schedule (collectively, the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the Subsidiary, as applicable, party to the Contract, in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law, (ii) each of the Company and the Subsidiary has performed all material obligations required to be performed by it to date under the Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (iii) to the Knowledge of any Founder, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. A copy of each Material Contract has been made available to the Purchaser, and such copies are true, complete and correct.

(c) Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated herein or therein in accordance with the terms hereof or thereof, will violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon the Company or the Subsidiary, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Material Contract.

(d) No notice to or consent or approval of any party to a Material Contract is required in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

2.8 Financial Statements; No Undisclosed Liabilities.

(a) Section 2.8(a) of the Disclosure Schedule sets forth true and complete copies of the balance sheets and related statements of operations, retained earnings and cash flows for the Company and the Subsidiary for the year ended December 31, 2003 (the “Annual Statements”) and the balance sheets and related statements of operations for the three-month period ended March 31, 2004 (the “Interim Statements” and, together with the Annual Statements, the “Financial Statements”). The December 31, 2003 balance sheet is referred to herein as the “2003 Balance Sheet.”

(b) Each of the Financial Statements has been prepared based on the books and records of the Company and the Subsidiary, as applicable, without audit and without examination by an independent accountant, subject in the case of the Interim Statements to normal, recurring year-end adjustments (which will not, individually or in the aggregate, be material), and the Company’s normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of the Company and the Subsidiary as of the dates or for the periods indicated. No financial statements of any Person other than the Company and the Subsidiary are required by GAAP to be included in the Financial Statements. The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein.

(c) There are no Liabilities of the Company and the Subsidiary other than: (i) Liabilities accrued on the 2003 Balance Sheet; (ii) Liabilities specifically disclosed and identified as such in the schedules of this Agreement; and (iii) Liabilities incurred since the date of the 2003 Balance Sheet that have been incurred in the ordinary course of business of the Company and the Subsidiary and that do not, and will not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiary.

2.9 No Violations; Consents.

(a) The execution and delivery of this Agreement, and the other Transaction Documents and the consummation of the transactions contemplated herein or therein in accordance with the terms hereof or thereof will not:

(i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws (or other similar organizational documents) of the Company or the Subsidiary; or

(ii) to the Knowledge of any Founder, violate any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Company, the Subsidiary, or their respective properties or assets.

(b) No consent, approval or authorization of, or declaration, filing, notice or registration with, any Governmental Entity is required to be made by or with respect to the Company and the Subsidiary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or conduct by the Company and the Subsidiary of their respective businesses following the Closing as conducted on the date hereof, other than those that may be required solely by reason of the Purchaser’s participation in the transactions contemplated hereby.

2.10 Compliance; Permits; Litigation.

(a) The Company and the Subsidiary are and at all times have been in material compliance with, all laws, ordinances, governmental rules and regulations to which they or any of their respective properties or assets is subject and all non-governmental restrictions as to property or asset use. Neither the Company nor the Subsidiary is party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.

(b) Each of the Company and the Subsidiary has obtained all required licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals and other authorizations (collectively, the “Company Permits”). Each of the Company and the Subsidiary is in material compliance with the terms of the Company Permits. Section 2.10(b) of the Disclosure Schedule sets forth a list of the Company Permits. Except as set forth in Section

2.10(b) of the Disclosure Schedule, no material Company Permit will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(c) Section 2.10(c) of the Disclosure Schedule sets forth a list and description of all pending or, to the Knowledge of any Founder, threatened, lawsuits, arbitrations, proceedings, investigations or other claims to which either the Company or the Subsidiary is a party or to which any of their respective properties, assets, operations or businesses is bound. To the Knowledge of any Founder, no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such lawsuit, arbitration, proceeding, investigation or other claim.

2.11 Absence of Certain Changes. Since December 31, 2003, each of the Company and the Subsidiary has conducted its business only in the ordinary course of such business consistent with past practice and there has not been:

(a) any event or events which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiary;

(b) any material change in the accounting principles, practices or methods of the Company or the Subsidiary;

(c) any sale or other disposition of any material asset (except inventory sold in the ordinary course of business), or any mortgage, pledge or subjection to any Lien of any material asset, whether tangible or intangible, of the Company or the Subsidiary;

(d) any sale, assignment, transfer or licensing of any Intellectual Property of the Company or the Subsidiary except in the ordinary course of business;

(e) any capital expenditures or commitments for additions to property or equipment of the Company or the Subsidiary;

(f) any change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, any settlement or compromise of any claim or assessment in respect of Taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any taxing authority or otherwise;

(g) any incurrence or assumption by the Company or the Subsidiary of Debt, other than borrowings prior to the date of this Agreement incurred in the ordinary course of business and consistent with past practice, with total outstanding amounts as of the date of this Agreement of not more than $20,000;

(h) except as set forth in Section 2.11(h) of the Disclosure Schedule, any material adverse change, or to the Knowledge of any Founder any threat of a material adverse change, in the relations of the Company or the Subsidiary with, or any loss or threat of loss, of any of their respective important suppliers or customers or key employees; or

(i) any agreement or commitment to do any of the foregoing.

2.12 Taxes.

(a) Except as disclosed on Section 2.12(a) of the Disclosure Schedule, all Tax Returns that were required to be filed with respect to the Company have been accurately prepared and timely filed (including extensions of time for filing). All such Tax Returns are true, correct, and complete in all material respects and such Tax Returns contain all disclosures and other items required to avoid additional Taxes or other adverse Tax consequences. All Tax Returns filed with respect to the Company and the Subsidiary for all taxable periods ended on or before December 31, 2003 have been disclosed and made available or will be made available to the Purchaser and its authorized representatives (e.g., accountants) for review. The Company and the Subsidiary have at all times complied with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention.

(b) Each of the Company and the Subsidiary has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has adequately provided in the Financial Statements for all Taxes that have accrued but are not yet due or payable.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary, as applicable, is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company or the Subsidiary.

(d) Neither the Company or the Subsidiary is a party to any action, proceeding or audit relating to Taxes by any taxing authority for which the Company, the Subsidiary or the Purchaser could be held liable, there is no pending and, to the Knowledge of any Founder, threatened, action, proceeding or audit by any taxing authority. All deficiencies asserted or assessments made against the Company or the Subsidiary as a result of any examinations by any taxing authority have been fully paid. No issue has been raised in any such examination, audit, or other proceeding which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of the other of the Company or the Subsidiary, as applicable, for any other period.

(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Subsidiary. None of the assets of the Company and the Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Neither the Company nor the Subsidiary is a party to or bound by any closing agreement, offer in compromise, or other agreement with any taxing authority that could affect Taxes for which the Company, the Subsidiary or the Purchaser may be liable.

(g) Neither the Company or the Subsidiary has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

(h) Section 2.12(h) of the Disclosure Schedule sets forth all foreign jurisdictions in which the Company or the Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Since the Subsidiary is classified as a corporation, elections pursuant to Treas. Reg. §301.7701-3 are, in this case, not applicable to the Company. In addition, neither the Company nor the Subsidiary owns any equity interest in business entities for which elections pursuant to Treas. Reg. §301.7701-3 would need to be made.

(i) Neither the Company nor the Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) Neither the Company nor the Subsidiary has filed a consent under Section 341 of the Code.

2.13 Employee Benefit Plans. Except for the payment of medical insurance premiums for the Company’s employees, the Company has no “Employee Benefit Plan,” as such term is defined under ERISA. The Subsidiary provides employee benefits to its employees only to the extent required under the laws of the People’s Republic of China.

2.14 Labor Matters.

(a) Neither the Company nor the Subsidiary is a party to, or bound by, any collective bargaining agreement or Contract with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of any Founder, threatened against the Company or the Subsidiary or relating to its business. To the Knowledge of any Founder, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Subsidiary. Except as set forth in Section 2.14(a) of the Disclosure Schedule, there are no controversies pending or, to the Knowledge of any Founder, threatened between the Company or the Subsidiary and any of its employees, which, individually or in the aggregate, would have a Material Adverse Effect on the Company and the Subsidiary.

(b) Section 2.14(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and the Subsidiary, including the entity employing such employee, and whether or not such employee is exempt or non-exempt. Section 2.14(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all independent contractors of the Company and the Subsidiary, including the entity retaining such independent contractor.

(c) To the Knowledge of any Founder, no employee or director of the Company or the Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company or the Subsidiary, as applicable, or (ii) the ability of the Company or the Subsidiary to conduct its business, including any such Contract with any of its shareholders or their Affiliates (other than the other of the Company or the Subsidiary, as applicable). No key employee of the Company or the Subsidiary has threatened to terminate his or her employment with the Company or the Subsidiary, as applicable, as a result of the transaction contemplated hereby or otherwise.

2.15 Environmental Liability.

(a) The business and operations of the Company and the Subsidiary have at all times been and are currently being operated in material compliance with all applicable foreign and domestic (including federal, state and local) environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, but not limited to, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and any foreign or domestic (including federal, state and local) medical waste laws, each as amended (collectively, the “Environmental Laws”).

(b) The Company and the Subsidiary have not caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in compliance with all Environmental Laws.

(c) The Company and the Subsidiary have not received any written notice or, to the Knowledge of any Founder, any other communication, from any Governmental Entity or other Person alleging or concerning any violation by the Company or the Subsidiary of, or responsibility or Liability of the Company or the Subsidiary under, any Environmental Law. There are no pending, or to the Knowledge of any Founder, threatened, claims, suits, proceedings or investigations with respect to the business or operations of the Company and the Subsidiary alleging or concerning any violation of or responsibility or Liability under any Environmental Law, nor does any Founder have any Knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

2.16 Related Party Transactions. None of the Company’s shareholders, any officer or director of the Company or the Subsidiary, or any Affiliate or any immediate family member of any of the foregoing Persons:

(i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses of the Company and the Subsidiary; or

(ii) has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (A) had business dealings or a material financial interest in any transaction with the Company or the Subsidiary, or (B) engaged in competition with the Company or the Subsidiary with respect to any line of the products or services of the Company or the Subsidiary (a “Competing Business”) in any market presently served by the Company or the Subsidiary, except for ownership (of record or as a beneficial owner) of less than one percent of the outstanding Capital Stock of any Competing Business that is publicly traded on any national or foreign stock exchange, the Nasdaq Stock Market or the over-the-counter market.

2.17 Restrictions on Business Activities.

(a) There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, pending before a Governmental Entity or, to the Knowledge of any Founder, being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business of the Company or the Subsidiary.

(b) Neither the Company, the Subsidiary, any of their Affiliates, any director or officer of any of such Persons, nor to the Knowledge of any of such Persons, any agent, employee or independent contractor of the Company or the Subsidiary, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that is illegal or violates any policy of the Company or the Subsidiary applicable to the employees of the Company or the Subsidiary, as applicable (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, the Subsidiary or any of their Affiliates, or (D) in violation of any applicable law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or the Subsidiary.

2.18 Real Property. Section 2.18 of the Disclosure Schedule sets forth all real property owned or leased by the Company and the Subsidiary and the location of each real property owned or leased by the Company and the Subsidiary. With respect to such real property, (i) all leases and other real property interests held by the Company and the Subsidiary is valid and subsisting and the Company or the Subsidiary, as applicable, is not in default thereunder and (ii) each of the Company and the Subsidiary has good, marketable and indefeasible title in fee simple, or as to leased property, has good and valid title to the leasehold estate, to the real property purported to be owned or leased by it in Section 2.18 of the Disclosure Schedule, free and clear of all Liens.

2.19 Intellectual Property.

(a) Section 2.19(a) of the Disclosure Schedule sets forth a true and complete list of all United States and foreign patents, trademarks, trade names, service marks, internet domain names and copyrights and applications for registration of any of the foregoing, technology, know-how, computer software programs or applications, and tangible or intangible intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, “Intellectual Property”), owned, used, filed by or licensed to the Company or the Subsidiary, in each case which are, individually or in the aggregate, material to the financial condition, operating results, assets or operations of the Company or the Subsidiary.

The Company and the Subsidiary own, free and clear of any and all Liens, or are licensed or otherwise possess legally enforceable rights to use, without payment to any other Person, all Intellectual Property that is used in the business of the Company and the Subsidiary as currently conducted.

(b) Each of the Company and the Subsidiary is not in default under any material agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property. Neither the Company nor the Subsidiary has been notified by any other party of an alleged default of any such agreement. Each of the Company and the Subsidiary has not received any communications alleging that the Company or the Subsidiary, as applicable, has violated in any material respect any other Person’s Intellectual Property rights or has engaged in unfair competition against such Person.

(c) To the Knowledge of any Founder, the conduct of the business of the Company and the Subsidiary does not conflict with the valid Intellectual Property rights of others and there are no conflicts with or infringements of any of the Intellectual Property of the Company and the Subsidiary by any other Person. No other Person has any rights in or right to use any of the Intellectual Property owned by the Company and the Subsidiary.

2.20 Ownership of Assets.

(a) The Company and the Subsidiary own beneficially and of record, and have good and valid title to, all material assets reflected on the 2003 Balance Sheet or thereafter acquired (except those sold or otherwise disposed of since December 31, 2003 in the ordinary course of business consistent with past practice and not in violation of this Agreement), in each case free and clear of all Liens.

(b) All the material tangible personal property of the Company and the Subsidiary have been maintained in accordance with the past practice of the Company or the Subsidiary, as applicable, and generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted. The assets owned or leased by the Company and the Subsidiary include all of the properties and other assets necessary for the Company and the Subsidiary to conduct their respective businesses in the manner currently conducted.

(c) All of the books and records of the Company and the Subsidiary (including without limitation, the financial records) are true, complete and accurate in all material respects and have been maintained in accordance with sound business practices. True, complete and accurate copies of such records have been or will be made available to the Purchaser.

2.21 Insurance.

(a) Section 2.21(a) of the Disclosure Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company and the Subsidiary pertaining to the Company’s and the Subsidiary’s business and operations (the “Insurance Policies”). The Company maintains, with responsible insurance carriers, property, general liability and workers’ compensation insurance. The Subsidiary maintains, with responsible insurance carriers, property and general liability insurance. Neither the Company nor the Subsidiary maintains directors and officers liability or product liability insurance. The Subsidiary does not maintain workers’ compensation insurance. Such policies and binders are in full force and effect and, except as otherwise set forth on Section 2.21(a) of the Disclosure Schedule, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past three (3) years. True and correct copies of all such policies have been or will be made available to the Purchaser for its inspection. Neither the Company nor the Subsidiary is in default under any of such policies or binders, and to the Knowledge of any Founder, none of them have failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

(b) There have been no material claims made or otherwise asserted or currently pending by the Company and the Subsidiary against any Insurance Policy (or any prior insurance policy). In addition, (i) the insurance coverage provided by any of the Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement or the Transaction Documents; (ii) neither the Company nor the Subsidiary has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, or, to the Knowledge of any Founder, indicated any intent to do so or not to renew any such policy; and (iii) to the Knowledge of any Founder, there is no basis for any claim against any Insurance Policy.

2.22 Warranties. The Company and the Subsidiary have delivered or will deliver to the Purchaser complete and accurate copies of all written warranties and guaranties by the Company and the Subsidiary currently in effect with respect to all products sold or services provided by the Company or the Subsidiary prior to the Closing Date (the “Products”). To the Knowledge of any Founder, there have not been any material deviations from such warranties and guaranties, and none of the Company, the Subsidiary or any of their respective salespersons, employees and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. To the Knowledge of any Founder, none of the Company, the Subsidiary or any of their respective salespersons, employees and agents has made any oral warranty or guaranty with respect to the Products.

2.23 Banking Facilities. Section 2.23 of the Disclosure Schedule contains a true and complete list of:

(a) Each bank, savings and loan or other institution in which the Company or the Subsidiary has a deposit, custodial, trust or similar account or safety deposit or lock box account and the numbers and types of the accounts or safety deposit boxes maintained by the Company or the Subsidiary, as applicable, at such financial institutions; and

(b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit or lock box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

2.24 Voting Agreements. Except for the Company Stockholder Agreement, the Investor Rights Agreement, dated March 22, 2002 (the “Investor Rights Agreement”), by and between the Company and the Purchaser and acknowledged and agreed to by the Founders, the

Voting Agreement, dated March 22, 2002 (the “Voting Agreement”), by and among the Purchaser, the Founders and the Company and the Right of First Refusal and Co-Sale Agreement, dated March 22, 2002 (the “Right of First Refusal and Co-Sale Agreement”), by and among the Company, the Purchaser and the Founders, neither the Company nor the Subsidiary is a party to or subject to any voting trust or stockholder agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of any Capital Stock of the Company and the Subsidiary.

2.25 No Brokers. No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, the Company, the Subsidiary, the Sellers or any of their Affiliates in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. None of the Company, the Subsidiary, the Sellers and any of their Affiliates has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate the Purchaser, the Company or the Subsidiary to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

2.26 Disclosure. No representation or warranty of the Sellers contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Company, the Subsidiary or the Sellers to the Purchaser or any of its representatives, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule. The descriptions set forth in the Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available by the Company, the Subsidiary or the Sellers to the Purchaser and their representatives pursuant hereto were or will be complete and accurate records of such documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Existence; Good Standing; Corporate Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. The Purchaser is not in violation of any order or decree of any Governmental Entity, or any law, ordinance, or regulation to which the Purchaser or any of its properties or assets is subject, except where such violation, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.2 Authorization, Validity, and Effect of Agreements. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it. The consummation by the Purchaser of the transactions contemplated herein and therein has been duly authorized by all requisite corporate action on the part of the Purchaser, as applicable. This Agreement has been duly executed by the Purchaser and constitutes, and the other Transaction Documents to be executed by the Purchaser (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or at law.

3.3 No Violation. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated herein in accordance with the terms hereof, will:

(i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of the Purchaser;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the material properties of the Purchaser under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material Contract to which the Purchaser is a party, or by which the Purchaser or any of its properties is bound or affected; or

(iii) require any material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person (assuming the accuracy of the Company’s representations set forth in Sections 2.22 and 2.23).

3.4 No Brokers. No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, the Purchaser or any of its Affiliates in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. None of the Purchaser and any of its Affiliates has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate the Sellers to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

COVENANTS

4.1 Conduct of Business. Except as (i) expressly contemplated in this Agreement, or (ii) as expressly agreed to in writing by the Purchaser, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date, the Sellers shall cause the Company and the Subsidiary to use their best efforts:

(a) to conduct their respective operations according to the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) to preserve intact their respective business organization and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with their customers, suppliers and other Persons having business relationships with them;

(c) not to amend the organizational documents of the Company or the Subsidiary

(d) to promptly notify the Purchaser of (i) any material change in the condition (financial or otherwise) of the business, properties, assets, Liabilities, prospects of the Company or the Subsidiary or the normal course of their respective businesses or in the operation of the properties of the Company or the Subsidiary, (ii) any material litigation or material complaints, investigations or hearings of any Governmental Entity (or communications indicating that the same may be contemplated) against the Company or the Subsidiary or involving the business, operations or properties of the Company or the Subsidiary; or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

(e) not to (i) issue any Capital Stock, effect any stock split or combination, reclassify their Capital Stock or otherwise change its capitalization as it existed on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any of its Capital Stock, (iii) increase materially any compensation or benefits or enter into or amend any employment, severance, termination or similar Contract with any of their present or future employees, officers or directors, except for normal increases in compensation and benefits to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which may be required by applicable law, or (v) increase the amount, or expand the scope, of any indemnification currently provided for employees, officers or directors;

(f) not to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of their Capital Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any of their own Capital Stock or that of the other, or make any commitment for any such action;

(g) not to sell, lease or otherwise dispose of any material assets, or enter into any commitment to do so; provided that the sale of inventory in the ordinary course of business or otherwise pursuant to the requirements of existing Contracts shall not be a violation of this clause (g);

(h) not to (i) incur or assume any long-term or short-term Debt or issue any Debt securities; (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person; (iii) modify in any manner adverse to the Company or the Subsidiary any outstanding Debt or obligation of the Company or the Subsidiary; (iv) pledge or otherwise encumber the Capital Stock of the Company or the Subsidiary; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any Lien of any kind in respect to such asset except in the ordinary course of business consistent with past practices;

(i) not to change any of their accounting principles or practices, except as requested by the Purchaser or otherwise required pursuant to GAAP or Other GAAP, as applicable;

(j) not to settle or compromise any pending or threatened suit, action or claim, if the amount of the compromise or payment will exceed $10,000 or equitable relief is provided;

(k) not to make any material Tax election (other than in a manner consistent with prior practices of the Company or the Subsidiary), file any Tax Return (other than Tax Returns due), settle or compromise any material Tax liability (other than Taxes due) or agree to an extension of a statute of limitations with respect to any material amount of Tax (other than extensions for filing Tax Returns), except to the extent the amount of any such Tax, settlement or compromise has been reserved for in the Interim Financial Statements; provided, the Purchaser shall not unreasonably withhold or delay consent as to such matters; and

(l) not to take any action or fail to take any reasonable action, or agree in writing or otherwise to take any actions having the same or similar effect, or being of the same or similar nature, as any of the actions described in Sections 4.1(a) through (k).

4.2 Further Action. Upon the terms and subject to the conditions of this Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated in this Agreement and the Transaction Documents, to obtain in a timely manner all material waivers, consents and approvals, and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement and the other Transaction Documents.

4.3 Access to Information; Confidentiality.

(a) From the date hereof until the termination of this Agreement or the Closing Date, upon reasonable notice and subject to applicable laws, the Company and the Subsidiary shall afford the Purchaser and its accountants, counsel, and other representatives, access to all of the properties and assets, books, Contracts, and records of the Company and the

Subsidiary reasonably requested by the Purchaser in connection with the Purchaser’s “due diligence” examination of the Company and the Subsidiary.

(b) From the date hereof until the termination of this Agreement or the Closing Date, each party shall furnish promptly to the others a copy of all filings made by such party or its Affiliates with any Governmental Entity in connection with the transactions contemplated in this Agreement and all written communications received from such Governmental Entities related thereto.

(c) The Company and the Subsidiary shall, and shall cause their respective advisors and representatives to, treat as confidential, according to the terms of the Non-Disclosure Agreement, dated as of April 1, 2004, between the Company and the Purchaser (the “Non-Disclosure Agreement”), all information obtained hereunder or in connection herewith and not otherwise known to them prior to disclosure hereunder. Similarly, the Purchaser shall be bound by the Non-Disclosure Agreement and shall cause its advisors and representatives to, treat as confidential, according to the terms of the Non-Disclosure Agreement, all information obtained hereunder or in connection herewith and not otherwise known to them prior to disclosure hereunder or in connection with the transactions described in this Agreement.

4.4 Publicity. The initial press release relating to this Agreement shall be in a form and contain wording approved by the parties hereto, and thereafter until the Closing Date, the Sellers and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and Governmental Entities), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

4.5 Expenses. Except as set forth herein, all costs and expenses (including fees of attorneys, accountants and brokers or finders) incurred or in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the fees and costs of the attorneys and accountants providing services to or for the benefit of the Company and the Founders, incurred in connection with this Agreement and the transactions contemplated hereby and not exceeding $25,000.00, will be paid by the Company.

4.6 Employee Benefits.

(a) From and after the Closing Date, all of the employees of the Company, other than any of the Founders, who are located or based primarily in North America shall be employed by the Purchaser only in accordance with the Purchaser’s hiring standards and shall be entitled to employee benefits that are substantially equivalent to those provided to, at the option of the Purchaser, either of the following: (i) such employees as of the Closing Date by the Company or (ii) similarly situated employees of the Purchaser, provided that each such employee employed by the Purchaser shall have, upon the commencement of such employment, entered into a Confidentiality Agreement with the Purchaser substantially in the form attached as Exhibit B hereto (the “Confidentiality Agreement”). Such benefits shall be provided though Company benefit plans, Purchaser benefit plans, or a combination of the foregoing, as determined by the Purchaser.

(b) From and after the Closing Date, all of the employees of the Subsidiary (the “Beijing Employees”), other than any of the Founders, shall continue to be employed by the Subsidiary under the terms and conditions of the Beijing Employment Agreements in effect immediately prior to the Closing, provided that each Beijing Employee shall have entered into a Confidentiality Agreement as of the Closing Date. The Purchaser may, from time to time after the Closing Date, cause the Subsidiary to negotiate amendments to the Beijing Employment Agreements with the respective Beijing Employees.

(c) Nothing contained in this Section 4.6 is intended to confer upon any employee of the Company or the Subsidiary any right to continued employment or any right to wages or benefits at any time after the Closing Date.

4.7 Third Party Offers.

(a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, the Sellers, their Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined in Section 4.7(b)), and none of the Sellers nor any of their Affiliates shall authorize or permit any of their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any Person concerning any potential Third Party Acquisition or that may reasonably be expected to lead to any Third Party Acquisition or attempted Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. The Sellers shall promptly communicate to the Purchaser the existence or occurrence and the terms of any potential Third Party Acquisition or contact related to any potential Third Party Acquisition that the Sellers or any of their Affiliates, or their respective officers, directors, employees, representatives or agents, receive in respect of such a proposed transaction, and the identity of the Person from whom such proposal or contact was received.

(b) “Third Party Acquisition” means the acquisition by a Person or group, other than the Purchaser or any Affiliate of the Purchaser, of more than 10%, in a single transaction or series of transactions, of the Capital Stock or the assets of the Company or the Subsidiary, or any interest therein, whether by sale or other disposition of Capital Stock, sale, lease or other disposition of assets, merger or otherwise, or any other transaction that would interfere with the transactions contemplated by this Agreement or the other Transaction Documents.

(c) The Sellers represent and warrant to the Purchaser that the Company, the Subsidiary and their respective Affiliates, officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents have terminated any and all existing discussions with third parties relating to a Third Party Acquisition.

4.8 Non-Competition Agreements; Employment Agreements; Stockholder Agreement.

(a) Each Founder will be bound by the non-competition and other provisions of his non-competition agreement, which agreement shall be entered into with the Company substantially in the form attached as Exhibit C hereto (collectively, the “Non-Competition Agreements”) prior to the Closing and to be effective as of the Closing.

(b) Each Founder’s employment with the Company will be governed by the terms of his employment agreement, which agreement shall be entered into with the Company substantially in the form attached hereto as Exhibit D-1 for Tao Ye, Exhibit D-2 for Nasser Barghouti and Exhibit D-3 for J. Douglas Winter (collectively, the “Employment Agreements”) prior to the Closing and to be effective as of the Closing. Nothing contained in this Section 4.8(b) is intended to confer upon any Founder any right to continued employment or any right to wages or benefits at any time after the Closing Date.

(c) Each Seller will be bound by the transfer restrictions with respect to the Purchaser Common Stock and other provisions of the stockholder agreement to be entered into by and among the Purchaser and the Sellers substantially in the form attached as Exhibit E hereto (the “Stockholder Agreement”) prior to the Closing and to be effective as of the Closing.

4.9 Board Meeting Observation Rights. For so long as the Founders collectively hold at least 5.0% of the issued and outstanding Capital Stock of the Purchaser, J. Douglas Winter shall have the right to (i) observe meetings of the board of directors of the Purchaser, subject to the sole discretion of the chairman of such meetings to dismiss him for portions of such meetings in consideration of the nature of the matters to be discussed thereat, (ii) receive timely notice of such meetings and (iii) reimbursement for reasonable expenses actually incurred for travel to such meetings that are held other than at the Company’s principal corporate offices.

4.10 Warranty Claims. In the event any claim is made after the Closing Date by any customer of the Company or the Subsidiary that the Company or the Subsidiary, as applicable, failed to meet any obligation in respect of the Products prior to the Closing Date, including without limitation any claim that the Products were defective in any respect, any claim for breach of any express or implied warranty, any claim that the Company or the Subsidiary, as applicable, failed to meet either the quantity requirements or product specifications set forth in any Contract between such customer and the Company or the Subsidiary, as applicable, any other claim by a customer relating to Products for discounts (other than the Company’s or the Subsidiary’s, as applicable, customary discount for payments in cash) or allowances from the Company or the Subsidiary, as applicable, the Purchaser shall be entitled in its discretion to either: (a) resolve such claims on its own and receive reimbursement for all expenses reasonably incurred pursuant to such resolution jointly and severally from the Founders; or (b) notify the Founders of such claims and resolve such claims in a manner approved by the Founders, at the Founders’ expense, by providing a credit or refund to such customer, replacing the products or otherwise compromising or settling such claim. Prior to making a decision or taking action relating to such a claim, the Purchaser shall seek input from the Founders regarding what actions should be taken to resolve the claim. The Purchaser and the Founders shall cooperate with one another to promptly and reasonably resolve such claims in good faith.

4.11 Cash Bonus Retention Plan. As promptly as practicable after the Closing, the Purchaser shall cause the Company to set aside the aggregate amount of $90,000.00 to establish a cash bonus retention plan for the purpose of compensating and incentivizing the employees of the Company and the Subsidiary.

4.12 Actions With Respect to the Company’s Stock Options.

(a) From the date hereof until the Closing Date, the Founders shall cause the Company to take all actions necessary, appropriate or desirable, to consummate (i) the repurchase and cancellation and termination of all of the Plan Options and (ii) the conversion of all Non-Plan Options into Shares under the terms of such Non-Plan Options, in each case prior to the Closing Date.

(b) In connection with the transactions contemplated in Section 4.12(a) above, the Founders shall cause the Company to comply with all securities and other applicable laws, including without limitation making all required and appropriate disclosures.

4.13 Payment of Debt of Related Parties. Prior to the Closing, the Sellers will cause all Debt owed to the Company or the Subsidiary by any of the Sellers or any of their Affiliates (excluding the other of the Company or the Subsidiary) to be paid in full.

4.14 Release. In consideration of the payments of the Purchase Price by the Purchaser to the Sellers, and conditioned upon the occurrence of a closing in accordance with the terms stated herein and the delivery by the Purchaser of the Purchase Price to the respective Sellers, and, in the case of the Founders, delivery of the fully executed Employment Agreements, each Seller hereby gives the following general release effective as of the Closing Date,.

(a) Each Seller on behalf of himself or herself and his or her agents, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges each of the Company, the Subsidiary, the Purchaser and their respective Affiliates and their respective partners, shareholders, directors, officers and agents, and respective successors and assigns (collectively, the “Released Parties”), to the extent not prohibited by applicable law, from any and all charges, complaints, claims, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and fees, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including those arising out of or in connection with the Seller’s employment with the Company or the Subsidiary and any equity or other interests the Seller may have or claim to have in the Company or the Subsidiary (the “Claims”). Each Seller represents that he or she has not heretofore assigned or transferred or purported to have assigned or transferred to any Person any Claims released, acquitted and forever discharged herein. This general release shall not affect any rights that such Seller may have which arise solely under this Agreement, including payment of the Purchase Price, or that arise after the Closing Date.

(b) Each Seller acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Claims. Such Seller expressly acknowledges and agrees that this general release is intended to include in its effect, without limitation, all Claims which such Seller does not know or suspect to exist in his or her favor at the time hereof, and this general release contemplates the extinguishment of any and all such Claims. In this regard, such Seller expressly waives the provisions of Section 1542 of the California Civil Code, which state:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) Each Seller represents that he or she has not filed with any Governmental Entity any complaint, charge or lawsuit against any of the Released Parties involving any Claims released herein, and that, except as otherwise permitted by law, he or she will not do so at any time hereafter.

(d) Each Seller represents and acknowledges that in executing this general release he or she does not rely and has not relied upon any representation or statement not set forth herein made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this general release or otherwise.

(e) Without limiting the foregoing, each Seller agrees that he or she will not, directly or indirectly, (i) bring or cause to be brought, or encourage or participate in the prosecution of, any action, proceeding or suit seeking recovery by or on behalf of any Person from any Released Party of any amount in respect of, or damages with respect to, any of the Claims, or (ii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Section 4.14 are illegal, invalid, not binding, unenforceable or against public policy.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive for two (2) years following the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.1, 2.5, 2.6, 2.12, 2.13, 2.15, 2.16, 2.25 and 3.4 shall survive for the applicable statute of limitations period.

5.2 Indemnification; Limitations Thereon.

(a) Each of the Founders shall, jointly and severally, indemnify the Purchaser, its Affiliates (including the Company and the Subsidiary following the Closing) and each of their respective officers, directors, employees and stockholders against and hold them harmless from any loss, Liability, diminution in value, claim, damage or expense (including reasonable legal fees and expenses), but excluding any of such loss, Liability, diminution in value, claim, damage or expense as is covered by proceeds from insurance coverage, to the extent of such coverage (collectively “Damages”), suffered or incurred by any such indemnified party to the extent arising from:

(i) (A) any uncurable breach of any representation or warranty of the Sellers contained in this Agreement or any of the other Transaction Documents (subject to the disclosures made as a part of the contemplated transaction and any supplements to the Disclosure Schedule made prior to the Closing) and (B) any curable breach of any representation or warranty of the Sellers contained in this Agreement or any of the other Transaction Documents (subject to the disclosures made as a part of the contemplated transaction and any supplements to the Disclosure Schedule made prior to the Closing), to the extent such curable breach remains uncured by the Founders for at least thirty (30) days following receipt by the Founders of written notice by the Purchaser;

(ii) (A) any uncurable breach of any covenant of the Sellers contained in this Agreement and (B) any curable breach of any covenant of the Sellers contained in this Agreement, to the extent such curable breach remains uncured by the Founders for at least thirty (30) days following receipt by the Founders of written notice by the Purchaser;

(iii) any violation of any Environmental Law or any release or disposal of hazardous materials that occurred on or prior to the Closing Date in connection with the Business (whether or not such violation, release or disposal is disclosed in the Disclosure Schedule);

(iv) the payment of any severance pay benefits under any plans or programs sponsored by, or any termination fees under any employment agreement with, the Company or the Subsidiary that may become payable for any reason, including, without limitation, as a result of the transactions contemplated by this Agreement and the Transaction Documents;

(v) the payment of any Taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing Date (except such Taxes, if any, that are adequately reserved against in the Financial Statements excluding, however, any reserve for deferred Taxes established to reflect timing differences between book and Tax income), by any Governmental Entity upon the business, assets or employees or independent contractors of the Company or the Subsidiary or otherwise resulting from or relating to the respective businesses or operations of the Company and the Subsidiary on or prior to the Closing Date or any of their respective properties or assets as they existed as of or at any time on or prior to the Closing Date and the transactions contemplated by this Agreement or the Transaction Documents, excepting therefrom any and all Taxes not yet due and payable relating to the current year income of the Company and the Subsidiary and any current payroll and property Taxes of the Company and the Subsidiary not yet due and payable as of the Closing Date;

(vi) any claim, suit, action, arbitration, proceeding, investigation or other similar matter relating to the repurchase and cancellation of the Plan Options and the conversion of the Non-Plan Options into Shares;

(vii) any other claim, suit, action, arbitration, proceeding, investigation or other similar matter relating to the ownership and operation of the Business and resulting from events occurring on or prior to the Closing Date (whether or not such claim, suit, action, arbitration, proceeding, investigation or other similar matter is disclosed in the Disclosure Schedule); and

(viii) the death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the business or operations of the Company and the Subsidiary (whether asserted, discovered or established before or after the Closing, and whether or not such claim or action is disclosed in the Disclosure Schedule).

No indemnity shall be sought or paid unless the aggregate amount of Damages exceeds $35,000.00, in which case the indemnity shall apply to the first dollar of Damage and all subsequent Damages. The express written waiver by the Purchaser of any condition set forth in Section 6.2 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of the Purchaser or any other indemnified Person to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, and obligation.

(b) The Purchaser shall indemnify the Founders, their Affiliates and each of their respective officers, directors, employees and stockholders against and hold them harmless from any Damages suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of the Purchaser contained in this Agreement or any of the other Transaction Documents; and (ii) any breach of any covenant of the Purchaser contained in this Agreement. The express written waiver by the Sellers of any condition set forth in Section 6.3 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of the Founders to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, and obligation.

(c) In no event will the Founders’ liability with respect to the matters set forth in Section 5.2(a) and Section 4.10 exceed, in the aggregate, the amount of $3,235,641.00, provided however, the Founders’ liability for claims or causes of action arising from fraud shall not be subject to such limitation. The amount stated above shall be adjusted as of the first anniversary date of the Closing Date if (i) the then current market value of the Pro Rata Shares delivered to the Founders at the Closing (calculated using the closing price per share of Purchaser Common Stock as of such anniversary date as quoted on the Nasdaq Small Cap Market or other national exchange) is less than such amount and (ii) such diminution in the value of such Pro Rata Shares was not caused, directly or indirectly, by any action of any of the Founders in any capacity. If such amount is to be adjusted pursuant to the immediately preceding sentence, such adjustment shall be equal to the differential in value (the difference between the value of the Pro Rata Shares of Purchaser held by Founders on the first anniversary of the Closing Date as calculated above and $3,235,641.00).

5.3 Set-Off. In addition to the Purchaser’s rights with respect to the Escrowed Shares and any rights of set-off, off-set or other rights that the Purchaser may have at common law, by statute or otherwise, the Purchaser shall have the right to set-off against any amount that the Purchaser would otherwise be required to pay to any of the Founders or their Affiliates any amounts owing by the Founders to the Purchaser pursuant to this Article V; provided, however, that notwithstanding the Purchaser’s exercise of the right to set-off described in this Section 5.3, the Purchaser and the Founders shall remain obligated to comply with their respective obligations described in Section 5.4. The Purchaser shall provide written notice to the Founders of the nature and reason for any set-off that occurs pursuant to this Section 5.3.

5.4 Procedures Relating to Indemnification Involving Third Party Claims.

(a) In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the indemnified party (a “Third Party Claim”), such indemnified party must promptly notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall promptly deliver to the indemnifying party after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it promptly so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party and provided further, that the indemnified party shall have the right, but not the obligation, to assume such defense. Should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

(c) The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party in connection with a Third Party Claim for any period during which the indemnifying party has failed to assume the defense thereof. In connection with any Third Party Claim, the indemnified party and the indemnifying party shall cooperate in the defense or prosecution thereof.

(d) If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may reasonably recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party. If the indemnifying party shall not have assumed the defense of a Third Party Claim, the indemnified party may settle, compromise or discharge, such Third Party Claim in good faith without the indemnifying party’s prior consent, so long as the settlement or compromise is made in good faith and is reasonable in amount given the nature of the Third Party Claim and the risk of an adverse ruling or judgment.

(e) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if:

(i) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, or

(ii) the indemnified party reasonably determines, after conferring with its outside counsel, that joint representation would be expected to give rise to a conflict of interest.

If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. All claims under Section 5.2 other than Third Party Claims shall be governed by Section 5.5. Whenever insurance coverage is available and counsel is provided and/or paid for by the insurance carrier, the provisions stated above shall be modified such that the insurance coverage and/or payment shall satisfy the obligations of the indemnifying party as to same.

5.5 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under this Article V which does not involve a Third Party Claim, the indemnified party shall transmit to the indemnifying party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to such claim and the basis of the indemnified party’s request for indemnification under this Agreement. If the indemnifying party does not notify the indemnified party within thirty (30) days from the indemnifying party’s receipt of the Indemnity Notice that the indemnifying party disputes such claim, the claim specified by the indemnified party in the Indemnity Notice shall be deemed a liability of the indemnifying party hereunder; provided, however, that the Purchaser shall have the option of offsetting or recouping all or any part of its Damages as provided in Section 5.3.

5.6 Notice to Founders. When notice is required to be given to one or more of the Founders as to an event or matter subject to indemnity as described in this Article V, the notice shall be concurrently given to each and all of the Founders pursuant to the provisions of Section 9.3. If more than one of the Founders is subject to the indemnity obligations, the time for cure or action for the Founders shall commence when notice has been delivered to all of the Founders against whom indemnity obligations are being asserted.

ARTICLE VI

C ONDITIONS

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party set forth in this Agreement and the Transaction Documents hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) All filings with any Governmental Entity required to be made prior to the Closing Date by the Sellers, the Purchaser or any of their respective Affiliates, and all consents of any Governmental Entity required to be obtained prior to the Closing Date by the Sellers, the Purchaser or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Sellers and the Purchaser shall have been made or obtained (as the case may be).

(b) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits, materially delays, makes illegal, or would be violated by consummation of the transactions contemplated in this Agreement.

6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser set forth in this Agreement and the Transaction Documents are also subject to the satisfaction or waiver by the Purchaser at or prior to the Closing Date of the following conditions:

(a) each of the representations and warranties of the Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (without giving effect to any amendment or supplement to the Disclosure Schedule) as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

(b) the Sellers shall have performed in all material respects all obligations required to be performed by it or them under this Agreement at or prior to the Closing Date;

(c) the Purchaser shall have been furnished with a certificate, executed by the Founders and an authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 6.2(a), (b), (d), (f), (g) and (k);

(d) all consents required under the Material Contracts in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, shall be in full force and effect and shall have been delivered to the Purchaser;

(e) the Purchaser shall have received an opinion dated the Closing Date of counsel to the Company, substantially in the form of Exhibit F;

(f) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), seeking to obtain from the Purchaser or any of its Affiliates, in connection with the transactions contemplated hereby any money damages or that may otherwise have the effect of preventing, materially delaying, or otherwise materially interfering with the transaction contemplated by this Agreement and the other Transaction Documents;

(g) since the date of this Agreement, there shall have been no event, change, occurrence or circumstance having, or which could have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiary;

(h) the Purchaser shall have received effective as of the Closing, and subject to the execution and delivery of the Employment Agreements, the resignations of all of the officers and directors of the Company;

(i) the Purchaser shall have received a certificate of the Secretary of State or other similar governmental official of the jurisdiction in which each of the Company and the Subsidiary is organized as to the legal existence and good standing of the Company and the Subsidiary in such jurisdiction, dated no more than five (5) Business Days prior to the Closing Date;

(j) (i) the “due diligence” examination by the Purchaser of the Company and the Subsidiary shall have been completed on or before the date that is thirty (30) days from the date of this Agreement and (ii) the Purchaser shall not have notified the Company on or before such date that consummation of the transactions contemplated by this Agreement and the Transaction Documents is not in its best interests;

(k) all assets of the Company and the Subsidiary shall be free and clear of all Liens and the Purchaser shall have received original UCC Termination Statements and mortgage reconveyances suitable for filing with the appropriate authorities to evidence the release of such Liens;

(l) the Purchaser shall have received such other documents as the Purchaser reasonably requests evidencing the satisfaction of any condition referred to in this Section 6.2;

(m) each of the Founders shall have entered into his respective Employment Agreement;

(n) each of the Founders shall have entered into his respective Non-Competition Agreement;

(o) the Stockholder Agreement shall have been entered into among each of the parties thereto;

(p) the Company Plan shall have been terminated and canceled and there shall not be outstanding any (i) option or other right to purchase Shares or (ii) plan or agreement of the Company pursuant to which such option or other right may be issued;

(q) each of the employees of the Company and the Subsidiary as of the Closing Date shall have entered into a Confidentiality Agreement; and

(r) each of the Company Stockholder Agreement, the Investor Rights Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement shall have been terminated effective prior to or as of the Closing Date.

6.3 Conditions to Obligations of the Sellers. The obligations of the Sellers set forth in this Agreement and the Transaction Documents are also subject to the satisfaction or waiver by the Company prior to the Closing Date of the following conditions:

(a) each of the representations and warranties of the Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

(b) the Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) the Sellers shall have been furnished with a certificate, executed by a duly authorized officer of the Purchaser, dated the Closing Date, certifying as to the fulfillment of conditions in Sections 6.3(a) and (b);

(d) the Sellers shall have received such other documents as the Sellers or the Company reasonably request evidencing the satisfaction of any condition referred to in this Section 6.3.

(e) the Purchaser shall have executed the Employment Agreements with each and all of the Founders.

ARTICLE VII

TERMINATION

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of the Sellers and the Purchaser.

7.2 Termination by Either the Purchaser or the Sellers. This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser or the Sellers if any

Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Transaction Documents shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 4.2 with respect to the removal or lifting of such Order, and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.

7.3 Termination by the Sellers. This Agreement may be terminated at any time prior to the Closing Date, by the Sellers if:

(a) (i) the transactions contemplated by this Agreement shall not have been consummated on or before August 31, 2004, or

(ii) any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment;

provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Sellers if it any of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a); or

(b) there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or the Non-Disclosure Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice of such breach is given by the Sellers to the Purchaser and (ii) the date referred to in subsection (a).

7.4 Termination by the Purchaser. This Agreement may be terminated at any time prior to the Closing Date by the Purchaser if:

(a) (i) the transactions contemplated by this Agreement shall not have been consummated on or before August 31, 2004, or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment;

provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Purchaser if it has breached in any material respect its respective obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this subsection (a);

(b) there has been a material breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or the Non-Disclosure Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice of such breach is given by the Purchaser to the Sellers, and (ii) the date referred to in subsection (a); or

(c) (i) the “due diligence” examination by the Purchaser of the Company and the Subsidiary shall not have been completed on or before thirty (30) days from the date of this Agreement or (ii) the Purchaser, in its sole discretion, shall have determined based on the results of such “due diligence” examination that consummation of the transactions contemplated by the Transaction Documents is not in its best interests and shall have notified the Sellers of such determination on or before the thirtieth day following the date of this Agreement.

7.5 Effect of Termination. Each party’s right of termination under this Article VII is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate, except that Sections 4.3 and 4.5 and Article IX hereof and the Non-Disclosure Agreement will survive. Notwithstanding the foregoing, if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE VIII

CERTAIN DEFINITIONS

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Beijing Employment Agreements” means the employment agreements between the Subsidiary and the Beijing Employees, pursuant to which the Beijing Employees are employed by the Subsidiary.

“Business” means the business of the Company and the Subsidiary developing and selling software applications and related and ancillary businesses.

“Business Day” means any day other than a day on which banks in the State of California are authorized or required to close or the national securities exchanges in the United States are closed.

“Capital Stock” means common stock, preferred stock, partnership interests, limited liability company interests or other equity ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or to share proportionately in its profits.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

“Company Plan” means the Company’s 2002 Stock Option/Stock Issuance Plan.

“Contracts” shall mean all contracts, agreements, and other instruments and understandings of any kind, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing, in each case, whether written or oral.

“Debt” means, as to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations, (ii) any balance deferred and unpaid of the purchase price of any property, (iii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, (iv) to the extent not otherwise included by clauses (i) through (iii), any guaranty by such Person of any indebtedness of any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States Generally Accepted Accounting Principles as in effect from time to time and applied on a consistent basis throughout the periods involved.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person or knowledge that could reasonably be imputed to such Person had such Person conducted due inquiry with respect to the subject matter at issue.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

“Lien” or “Liens” means all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), deeds of trust, option or other charges, title defects or objections, encumbrances, restrictions or other Contracts having the same effect as any of the foregoing.

“Material Adverse Effect” means with respect to any Person a material adverse effect on or change in (i) the business, operations, assets, Liabilities, condition (financial or otherwise), results of operations or prospects of such Person, taken as a whole with the Subsidiary, or (ii) the ability of such Person to consummate the transactions contemplated hereby.

“Other GAAP” means the generally accepted accounting principles of the foreign jurisdiction in which the relevant Person is organized, as in effect from time to time and applied on a consistent basis throughout the periods involved.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

“Tax” or “Taxes” means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Assignment.

(a) This Agreement (including the documents, schedules, exhibits and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, and all contemporaneous oral agreements and understandings among the parties with respect to the subject matter hereof, except for the provisions of the Non-Disclosure Agreement not inconsistent herewith.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties hereto; provided, however, that the Purchaser may assign all or a portion of its rights and obligations under this Agreement to any Affiliate of the Purchaser without the consent of the Sellers, and the Sellers may assign their rights to ownership of all or any portion of the Purchase Price to be paid to the Sellers pursuant to this Agreement to an inter vivos trust created by the respective Seller and over which the respective Seller retains control as a trustee or co-trustee.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.2 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier (with confirmation of complete delivery of the respective notice) to the respective parties as follows:

If to the Purchaser:

Document Sciences Corporation

6339 Paseo del Lago

Carlsbad, California 92009

Attn: John L. McGannon

Facsimile Number: (760) 602-1596

with a copy to:

Gibson, Dunn & Crutcher LLP

Jamboree Center

4 Park Plaza

Irvine, California 92614

Attn: John M. Williams

Facsimile Number: (949) 451-4220

If to the Sellers:

At the address set forth under each Seller’s name on the signature pages hereto.

with a copy to:

Harold S. Small, Esq.

Harold S. Small, a Professional Corporation

12526 High Bluff Drive

Suite 200

San Diego, California 92130

Facsimile Number: (858) 350-8889

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof. Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this paragraph, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.3 by giving the other parties written notice of the new address in the manner set forth above.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder arising out of or relating to this Agreement, which claim or suit is for equitable relief, then in that event, (i) the sole forum for resolving such disputes shall be the state and federal courts located in San Diego County, California, and each of the parties hereby irrevocably submits to such exclusive jurisdiction, and (ii) the prevailing party in such action or dispute, whether by final judgment, or out of court settlement shall be entitled to have and recover of and from the non-prevailing parties all costs and expenses of suit, including reasonable attorneys’ fees actually incurred. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (a) appeals, (b) post-judgment motions, (c) contempt proceeding, (d) garnishment, levy, and debtor and third party examination, (e) discovery, and (f) bankruptcy litigation. This paragraph shall survive any termination of this Agreement and the Closing.

9.5 Construction. The headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise “or” is not exclusive, and “includes” means “includes, but is not limited to.”

9.6 Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

9.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including any employee or former employee of the Company or the Subsidiary (or any beneficiary or dependent thereof).

9.8 Waiver. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach.

9.9 Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

9.10 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

9.11 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.

[Signature page follows]

[SIGNATURE PAGE—STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

“PURCHASER” Document Sciences Corporation, a Delaware corporation

By:	/s/ John L. McGannon
Name:	John L. McGannon
Title	President, Chief Executive Officer and Chief Financial Officer

“FOUNDERS”

By:	/s/ Tao Ye	By:	/s/ J. Douglas Winter
Name:	Tao Ye	Name:	J. Douglas Winter

Number of Shares: 1,361,591.00		Number of Shares: 1,361,591.00

Cash Payment: $119,833.19 Stock Payment Less Escrowed Shares: 163,299		Cash Payment: $119,833.19 Stock Payment Less Escrowed Shares: 163,299

Address: Room 401 Bailian Mansion No. 17 Jianhua Road(S) Jianwai Street Chaoyang District, Beijing, China, 100022 Facsimile Number: (8610) 6566-6971		Address: 171 Saxony Road, Suite 203 Encinitas, California 92024 Facsimile Number: (800) 878-6975

By:	/s/ Nasser Barghouti
Name: Nasser Barghouti

Number of Shares: 1,361,591.00 Cash Payment: $119,833.19 Stock Payment Less Escrowed Shares: 163,299 Address: 171 Saxony Road, Suite 203 Encinitas, California 92024 Facsimile Number: (763) 635-2690

By:	/s/ Dan Bailey
Name:	Dan Bailey

Number of Shares: 117,956.70 Cash Payment: $10,383.27 Stock Payment: 16,643 Address: 11407 Elmstone Ct. San Diego, CA 92131 Facsimile Number: (858) 630-4819

By:	/s/ Houssam Sackallah
Name:	Houssam Sackallah

Number of Shares: 21,843.83 Cash Payment: $1,923.01 Stock Payment: 3,082 Address: 3860 Elijah Ct., Apt. 1033 San Diego, CA 92130 Facsimile Number: (419) 710-7889

By:	/s/ David Bissessar
Name:	David Bissessar

Number of Shares: 69,900.27

Cash Payment: $6,155.64

Stock Payment: 9,862

Address:

73 Thirty Second St.

Etobicoke, Ontario, Canada

Facsimile Number: (416) 521-6320

By:	/s/ Frank Xie
Name:	Frank Xie

Number of Shares: 70,774.02

Cash Payment: $6,228.96

Stock Payment: 9,986

Address:

404 Encinitas Blvd., Apt. 386

Encinitas, CA 92024

Facsimile Number:

By:	/s/ Tan Yiping
Name:	Tan Yiping

Number of Shares: 98,297.25

Cash Payment: $8,653.55

Stock Payment: 13,869

Address:

Room 401 Bailian Mansion

No. 17 Jianhua Road(S)

Jianwai Street

Chaoyang District, Beijing, China, 100022

Facsimile Number: (8610) 6566-6971